Contact:                 Mark M. Rothleitner
Vice President
Investor Relations and Treasurer
410-716-3979

Roger A. Young
Vice President
Investor and Media Relations
410-716-3979

FOR IMMEDIATE RELEASE:  Thursday, April 30, 2009
Subject:	Black & Decker Reduces Quarterly Cash Dividend

Towson, MD – The Black & Decker Corporation (NYSE: BDK) announced that its Board of Directors declared a quarterly cash dividend of $0.12 per share of the Corporation’s outstanding common stock payable June 26, 2009, to stockholders of record at the close of business on June 12, 2009.  This represents a reduction from the $0.42 quarterly dividend paid by the Corporation since 2007.

Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “Black & Decker has paid a dividend consistently since 1937, and remains committed to returning cash to its stockholders through regular dividends.  In today’s uncertain and challenging economic environment, however, we believe it is important to preserve liquidity.  By lowering the dividend to $0.12 per quarter, we will reduce cash outflows by $54 million in 2009.  This action, along with lower capital expenditures and tighter working capital management, will strengthen our balance sheet, improve our credit metrics and provide greater financial flexibility.  It is consistent with the conservative financial approach we have taken throughout the credit crisis, including our recent bond offering.  While a dividend reduction was not an easy decision to make, we are confident that it is in the best long-term interest of our stockholders.”
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This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  By their nature, all forward-looking statements involve risks and uncertainties.  For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.
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